EXHIBIT 10.3

Amended and Restated Employment Agreement

This Amended and Restated Employment Agreement (the “Agreement”) is made as of June 10, 2013 between Primo Water Corporation, a Delaware corporation (the “Company”), and Billy D. Prim (the “Executive”).

1.	BACKGROUND

1.1	The Company is a rapidly growing provider of three- and five-gallon purified bottled water exchange services, water bottle refill vending services, and water dispensers sold through major retailers nationwide and in Canada.

1.2	The Company and the Executive previously entered into that certain Employment Agreement, dated April 1, 2010. The Company desires to retain the employment of the Executive, and the Executive desires to remain employed by the Company, on the terms and conditions set forth in this Agreement.

2.	DEFINITIONS. For purposes of this Agreement, the following terms have the meanings set forth below. Other defined terms have the meanings set forth in the provisions of this Agreement in which they are used.

2.1	Board means Board of Directors of the Company.

2.2	Cause means (i) the continued willful failure by Executive to substantially perform his duties with the Company, (ii) the willful engaging by Executive in misconduct materially and demonstrably injurious to the Company or (iii) Executive’s material breach of this Agreement; provided, that with respect to any breach that is curable by Executive, as determined by the Board in good faith, the Company has provided Executive written notice of the material breach and Executive has not cured such breach, as determined by the Board in good faith, within fifteen (15) days following the date the Company provides such notice.

2.3	Change of Control is defined in Section 10.2.

2.4	COBRA means the Consolidated Omnibus Budget Reconciliation Act, as the same may be amended from time to time, or any successor statute, together with any applicable regulations in effect at the time in question.

2.5                Code means the Internal Revenue Code of 1986, as amended.

2.6                Company Group means Primo Water Corporation and its subsidiaries.

2.7	Company Business is intentionally defined broadly in view of the Executive’s senior position with the Company and access to Confidential Information related to the Company Group’s business and business preparations; it means (1) any business engaged in by the Company Group during the Executive’s Employment and (a) in which the Executive materially participated, or (b) concerning which the Executive had access to Confidential Information, or (2) any other business as to which the Company Group has made demonstrable preparation to engage in during such Employment and (i) in which preparation the Executive materially participated, or (ii) concerning which preparation the Executive had access to Confidential Information.

2.8	Confidential Information means information about the Company Group or its suppliers, clients, customers or other parties with which it has business relationships (such as bottlers and distributors) that was learned by Executive in the course of his employment by the Company, including (without limitation) any proprietary knowledge (including business processes and methods), trade secrets, data, formulae, information and supplier, client, customer, bottler and distributor lists and all papers, resumes, and records (including computer records) of the documents containing such information, but excludes information which the Executive can show: (i) was in the Executive’s possession or within the Executive’s knowledge before the Employment; or (ii) is or becomes generally known to persons who could take economic advantage of it, other than officers, directors, and employees of the Company Group, without breach of an obligation to the Company; or (iii) the Executive obtained from a party having the right to disclose it without violation of an obligation to the Company; or (iv) is required to be disclosed pursuant to legal process (e.g., a subpoena), provided that the Executive notifies the Company immediately upon receiving or becoming aware of the legal process in question.

2.9                Effective Date is defined in Section 5.1.

2.10             Employment means the Executive’s employment with the Company.

2.11	Good Reason means: (a) a material reduction (without Executive’s express written consent) in Executive’s duties or responsibilities; (b) the requirement that Executive relocate to an employment location that is more than 50 miles from his employment location on the Effective Date; or (c) the Company’s material breach (without Executive’s express written consent) of this Agreement; provided, that Executive has provided the Company written notice of the material breach and the Company has not cured such breach within fifteen (15) days following the date Executive provides such notice.

2.12	Position means the area of responsibility so identified on Exhibit A. If the Company in its sole discretion increases the Executive’s area of responsibility, then such increased area of responsibility shall be deemed the Position for all purposes hereunder.

2.13	Resign for Good Reason or Resignation for Good Reason means that all of the following occur:

(a)	the Executive notifies the Company in writing, in accordance with the notice provisions of this Agreement, of the occurrence of one or more events constituting Good Reason hereunder;

(b)	the Company fails to revoke, rescind, cancel, or cure the event (or if more than one, all such events) that was the subject of the notification under subparagraph (a) within thirty (30) days after such notice; and

(c)	within ten (10) business days after the end of the thirty-day period described in subparagraph (b), the Executive delivers to the Company a notice of resignation in accordance with this Agreement.

2.14	Senior Executives means those officers of the Company who are designated executive officers from time to time.

2.15	Termination Date means the effective date of the Executive’s termination of Employment with the Company. For purposes of this Agreement, whether a termination of Employment has occurred shall be determined consistent with the requirements of Section 409A of the Code and the Company’s administrative policies.

2.16	Tribunal means a court or other body of competent jurisdiction that is deciding a matter relating to this Agreement.

3.	EMPLOYMENT

3.1	Position. Subject to the terms and conditions hereinafter set forth, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, at the office and in the Position referred to on Exhibit A.

(a)	The Executive will (i) devote his full professional time, attention, and energies to the business of the Company and will diligently and to the best of his ability perform all duties incident to his Employment hereunder; (ii) use his best efforts to promote the interests and goodwill of the Company; and (iii) perform such other duties commensurate with the Position as the Board may from time-to-time assign to the Executive.

(b)	The Executive shall obtain the written consent of the Board prior to serving on corporate, civic or charitable boards or committees.

(c)	This Section 3.1 shall not be construed as (i) preventing the Executive from serving on the corporate, civic or charitable boards or committees on which he currently serves and which have been previously disclosed to the Company; provided that in no event shall any such service require the provision of substantial services by the Executive to the operations or the affairs of such businesses or enterprises such that the provision thereof would materially interfere with the performance of the Executive’s duties hereunder, or (ii) preventing the Executive from investing his personal assets in any business that does not compete with the Company or with any subsidiary or affiliate of the Company, and managing such investments, provided that the form or manner of such investment or the management thereof will not require substantial services on the part of the Executive in the operation of the business in which such investment is made such that the provision thereof would materially interfere with the performance of the Executive’s duties hereunder.

3.2	Office Space, Equipment, etc. The Company shall provide the Executive with office space, related facilities, equipment, and support personnel that are commensurate with the Position.

3.3	Expense Reimbursement. The Company will timely reimburse the Executive for reasonable business expenses incurred by the Executive in connection with the Employment in accordance with the Company’s then-current policies no later than seventy-five (75) days following the date on which the Executive incurs such expense(s).

4.	COMPENSATION AND BENEFITS DURING EMPLOYMENT. During the Employment, the Company shall provide compensation and benefits to the Executive as follows.

4.1	Salary. In consideration of the services to be rendered by Executive pursuant to this Agreement, the Company shall pay, or cause to be paid, to Employee a base salary (the “Base Salary”) as established by or pursuant to authority granted by the Board. Executive’s Base Salary as of the date of this Agreement shall be the base salary as set forth on Exhibit A. The Base Salary shall be reviewed annually by or pursuant to authority granted by the Board in connection with its annual review of executive compensation to determine if such Base Salary should be increased (but not decreased) for the following year in recognition of services to the Company, subject to the automatic annual cost of living increase set forth on Exhibit A. The Base Salary shall be payable at such intervals in conformity with the Company’s prevailing practice as such practice shall be established or modified from time to time.

4.2	Bonuses; Additional Compensation.

(a)	Annual Bonus Compensation. Executive will be eligible to receive bonuses and awards of equity and non-equity compensation and to participate in annual and long-term compensation plans of the Company in accordance with any plan or decision that the Board, or any committee or other person authorized by the Board, may in its sole discretion determine from time to time.

(b)	Value Creation Plan. The Executive shall be deemed a “Participant” for purposes of the Company’s Value Creation Plan, as approved by the Company’s Compensation Committee on May 14, 2013 and attached hereto as Exhibit B (the “VCP”). Notwithstanding anything in the VCP to the contrary, the Company agrees as follows:

(i)	during the Employment Term, (A) the Executive will always be deemed a “Participant” under the VCP and at no point during the Employment Term may the Company or any representative of the Company (including the Compensation Committee) remove him from participation in the VCP; (B) the Executive will receive not less than thirty percent (30%) of the bonus pool award actually made to all Participants under the VCP for any fiscal year under the VCP; and (C) any such award shall be paid in accordance with the terms of the VCP; provided, however, that such award shall be paid in the year following the year in which the applicable Adjusted EBITDA target was achieved and no later than December 31 of such year;

(ii)	in the event the Executive is terminated for Cause or resigns without Good Reason, the Executive will forfeit all rights to an award for the fiscal year in which such termination occurs under the VCP and thereafter; and

(iii)	in the event the Executive is terminated without Cause or resigns for Good Reason or his employment is otherwise terminated due to death, Disability, or retirement from the Company in good standing, he shall remain eligible for an award for the fiscal year in which such termination occurs and may receive a full current-year award based on the Company’s progress towards the applicable Adjusted EBITDA (as defined in the VCP) target at the time of such termination. Any such award shall be paid in accordance with the terms of the VCP; provided, however, that such award shall be paid in the year following the year in which the termination of employment occurs and no later than December 31 of such year.

4.3	Other Benefits. During the period of employment under this Agreement, Executive shall be entitled to participate in all other benefits of employment generally available to other Senior Executives and those benefits for which such persons are or shall become eligible, when and as the Executive becomes eligible therefore. In addition, (i) the Executive shall be entitled to receive an annual physical examination at Johns Hopkins or similar facility selected by the Executive at the Company’s expense and (ii) the Company shall make reasonable, good faith efforts to obtain long-term disability insurance coverage for the Executive at the Company’s expense that, together with the Company’s other long-term disability coverage for the Executive, provides the Executive with a long-term disability benefit equal to 100% of Base Salary.

5.	TERMINATION OF EMPLOYMENT

5.1	Term of Agreement. The term of the Employment for purposes of this Agreement commenced on April 1, 2010 (the “Effective Date”) and shall continue to the third anniversary of the Effective Date (the “Original Term”) and renew automatically for successive one-year terms (each, a “Renewal Term”) unless notice of non-renewal is given by either party to the other party at least ninety (90) days prior to the end of the Original Term or any Renewal Term (the “Expiration Date”); provided that the Employment may also be terminated prior to such Expiration Date (i) by the Executive for any reason (i.e., with or without Good Reason), (ii) by the Company for any reason (i.e., with or without Cause) or (iii) due to the Disability or death of the Executive.

5.2	Termination in the Event of Disability. In the event of the incapacity of the Executive, by reason of mental or physical disability to perform his material duties hereunder, for a period of 120 consecutive days or 180 non-consecutive days during any twelve (12) month period, as reasonably determined by the Board or as certified by a qualified physician selected by the Board (collectively, “Disability”), the Company may terminate the Executive’s Employment effective upon written notice to the Executive. Prior to the termination of Executive’s Employment pursuant to this Section 5.2, during any period that the Executive fails to perform his full-time duties with the Company as a result of incapacity due to physical or mental illness, he shall continue to receive his Base Salary, annual bonus and other benefits provided hereunder, less the amount of any disability benefits received by the Executive during such period under any disability plan or program sponsored by the Company.

5.3	Notice of Resignation; Waiver of Notice Period. If the Executive resigns from the Company, the Executive will give the Company at least four (4) weeks’ prior notice of resignation. The Company may in its discretion waive any notice period stated in the Executive’s notice of resignation, in which case the Termination Date of the Employment will be the date of such waiver.

5.4	No Termination of Agreement Per Se. Termination of the Employment will not terminate this Agreement per se; to the extent that either party has any right under applicable law to terminate this Agreement, any such termination of this Agreement shall be deemed solely to be a termination of the Employment without affecting any other right or obligation hereunder except as provided herein in connection with termination of the Employment.

5.5	Payments Following Termination.

(a)	If the Employment is terminated for any reason, either by the Company or by the Executive’s resignation, then the Company shall pay the Executive the following amounts as part of the Company’s next regular payroll cycle but in no event later than thirty (30) days after the Termination Date, to the extent that the same have not already been paid;

(i)	any and all Base Salary and vacation pay earned through the Termination Date; and

(ii)	any reimbursable expenses properly reported by the Executive.

(b)	Unless the Executive resigns without Good Reason or the Employment is terminated for Cause, then the Company shall pay (i) any applicable prorated annual bonus, based on actual performance for the year of termination as determined by the Board in its discretion when making bonus determinations for other Senior Executives and payable at such time as annual bonuses are otherwise determined for other Senior Executives and (ii) any accrued but unpaid annual bonus for the fiscal year immediately preceding the year of termination.

6.	SEVERANCE BENEFITS UPON CERTAIN TERMINATIONS

6.1	Severance Payment. If (1) the Company does not renew the Agreement at the end of the Original Term or any Renewal Term, (2) the Employment is terminated by the Company other than for Cause or (3) the Executive resigns for Good Reason, then:

(a)	The Company shall pay to the Executive an amount equal to one times the sum of (A) the highest Base Salary in effect (i) during the 12 months immediately prior to the Termination Date or (ii) during the Employment, if the Employment has lasted less than 12 months plus (B) the average annual bonus earned by the Executive for the most recent two (2) fiscal years ending prior to the Termination Date, such amount to be paid in cash or immediately-available funds in a lump sum on the 60th day following the Termination Date.

(b)	As a condition to making any such severance payment, the continuation of insurance and related benefits under Section 6.2 below and the special equity vesting under Section 6.3 below, the Company will require the Executive or his legal representative(s) to first execute a release in form and substance satisfactory to the Company, which contains a full release of all claims against the Company and certain other provisions, including but not limited to a reaffirmation of the covenants in Sections 8, 9.1 and 9.2.

6.2	Continuation of Insurance and Related Benefits. If (1) the Company does not renew the Agreement at the end of the Original Term or any Renewal Term, (2) the Employment is terminated by the Company other than for Cause or (3) the Executive resigns for Good Reason then:

(a)	The Company shall, to the greatest extent permitted by applicable law and the terms and conditions of the applicable insurance or benefit plan, maintain the Executive and the Executive’s dependents as participants in the health, dental, life, accident, disability and similar benefit plans offered to (and on the same terms as) other Senior Executives until the 12-month anniversary of the Termination Date.

(b)	To the extent that applicable law or the terms and conditions of the applicable insurance or benefit plan do not permit the Company to comply with subparagraph (a), the Company shall reimburse the Executive (if living) and the Executive’s dependents, for all expenses incurred by any of them in maintaining the same levels of coverage under COBRA, to the extent applicable, for the period set forth in subparagraph (a) (not to exceed applicable COBRA continuation coverage period), but solely to the extent that such expenses exceed the deduction or amount that would have been required to be paid by the Executive for such coverage if the Employment had not been terminated. If the period set forth in subparagraph (a) exceeds the applicable COBRA continuation coverage period, then following such period, if any, the Company shall provide the Executive (if living) and the Executive’s dependents with substantially similar levels of coverage under an individual or group policy for the duration of the time period specified in subparagraph (a).

(c)	If the Executive dies before the expiration of the Company’s obligation under this Section 6.2, then the Company shall, to the greatest extent permitted by applicable law and the terms and conditions of the applicable insurance or benefit plan, continue to maintain coverage for the Executive’s dependents under all insurance plans referred to in this Section 6.2 for which such dependents had coverage as of the date of the Executive’s death, at the same coverage levels and for the same period of time as would have been required had the Executive not died.

6.3	Equity Vesting. If (1) the Company does not renew the Agreement at the end of the Original Term or any Renewal Term, (2) the Employment is terminated by the Company other than for Cause or (3) the Executive resigns for Good Reason, then the Executive shall vest upon such termination of Employment in any restricted stock, stock option or other equity compensation awards granted by the Company that were otherwise scheduled to vest within six (6) months after the Termination Date. The provisions of this Section 6.3 shall control except to the extent that the provisions of the applicable restricted stock, stock option or other equity award are more favorable. Any post-employment exercise period for vested stock options shall continue to be governed by the terms of the applicable equity compensation plan and award agreement.

6.4	D&O Insurance, and Indemnification. Through at least the sixth anniversary of the Termination Date, the Company shall maintain coverage for the Executive as a named insured on all directors’ and officers’ insurance maintained by the Company for the benefit of its directors and officers on at least the same basis as all other covered individuals and provide the Executive with at least the same corporate indemnification as it provides to other Senior Executives.

6.5	No Other Severance Benefits. Other than as described above in Sections 6.1, 6.2 and 6.3 and as described below in Section 10, the Executive shall not be entitled to any payment, benefit, damages, award or compensation in connection with termination of the Employment, by either the Company or the Executive, except as may be expressly provided in another written agreement, if any, approved by the Board and executed by the Executive and the Company. Neither the Executive nor the Company is obligated to enter into any such other written agreement.
6.6	No Waiver of ERISA-Related Rights. Nothing in this Agreement shall be construed to be a waiver by the Executive of any benefits accrued for or due to the Executive under any employee benefit plan (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended) maintained by the Company, if any, except that the Executive shall not be entitled to any severance benefits pursuant to any severance plan or program of the Company other than as provided herein.

6.7	Mitigation Not Required. The Executive shall not be required to mitigate the amount of any payment or benefit which is to be paid or provided by the Company pursuant to this Section 6. Any remuneration received by the Executive from a third party following termination of the Employment shall not apply to reduce the Company’s obligations to make payments or provide benefits hereunder.

7.	TAX WITHHOLDING. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement, or under any other agreement between the Executive and the Company, all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

8.	CONFIDENTIAL INFORMATION

8.1	Executive acknowledges that in the course of his employment by the Company, the Company has provided him and will continue to provide him, prior to any termination hereof, with certain Confidential Information and knowledge concerning the operations of the Company Group which the Company desires to protect. This Confidential Information shall include, but is not limited to:

(a)	terms and conditions of and the identity of the parties to the Company Group’s agreements with its suppliers, clients, customers or other parties with which it has business relationships (such as bottlers and distributors), including but not limited to price information;

(b)	management systems, policies or procedures, including the contents of related forms and manuals;

(c)	professional advice rendered or taken by the Company Group;

(d)	the Company Group’s own financial data, business and management information, processes, methods, strategies and plans and internal practices and procedures, including but not limited to internal financial records, statements and information, cost reports or other financial information;

(e)	proprietary software, systems and technology-related methodologies of the Company Group and their clients;

(f)	salary, bonus and other personnel information relating to the Company Group’s personnel;

(g)	the Company Group’s business and management development plans, including but not limited to proposed or actual plans regarding acquisitions (including the identity of any acquisition contacts), divestitures, asset sales, and mergers;

(h)	decisions and deliberations of the Company Group’s committees or boards; and

(i)	litigation, disputes, or investigations to which the Company Group may be party and legal advice provided to Executive on behalf of the Company Group in the course of Executive’s employment.

8.2	Executive understands that such information is confidential, and he agrees not to reveal such information to anyone outside the Company so long as the confidential or secret nature of such information shall continue. Executive further agrees that he will at no time use such information in competing with all or any portion of the Company. At such time as Executive shall cease to be employed by the Company, he will surrender to the Company all papers, documents, writing and other property produced by him or coming into his possession by or through his employment and relating to the information referred to in this paragraph, and the Executive agrees that all such materials will at all times remain the property of the Company.

9.	NONCOMPETITION AND NONSOLICITATION COVENANT

9.1	Noncompetition. In return for the consideration stated in this Agreement, including the receipt of Confidential Information by Executive and the promise of the Company to provide the Executive with Confidential Information, the Executive agrees that, during his Employment and for one (1) year after the termination of Employment, Executive shall not directly or indirectly possess an ownership interest in, manage, control, participate in, consult with, or render services for any other person, firm, association or corporation, engaged in the Company Business without the prior written consent of the Company, in the Territory (defined below), because such activity would unavoidably and unfairly compromise the Company’s legitimate, protectable business interests in its Confidential Information, clients, employees, suppliers, and business relationships.

“Territory” means all of the following: (1) any state in which any entity in the Company Group conducts Company Business at the time of enforcement of this provision; (2) the United States of America; (3) North America; and (4) the world.

9.2	Executive agrees that he shall not, either directly or indirectly, during Executive’s Employment and for one (1) year after termination of Employment, in any capacity whatsoever (either as an employee, officer, director, stockholder, proprietor, partner joint venturer, consultant or otherwise) (a) solicit, contact, call upon, communicate with, or attempt to communicate with any of the Company Group customers or clients or potential customers or clients for the purpose of selling products or providing services to such customer or client, (b) sell products or provide any services to any customer or client or potential customer or client of the Company Group, or (c) cause, or attempt to cause, any of the Company’s suppliers, distributors, bottlers or other business partners to cease doing business with the Company or to reduce the amount of business they do with the Company.

9.3	Nonsolicitation. Executive agrees that he shall not directly or indirectly during Executive’s Employment and for one (1) year after termination of Employment, either alone or through or in conjunction with any other person or entity employ, solicit, induce, or recruit, any person employed by any member of the Company Group at any time within the one (1) year period immediately preceding such employment, solicitation, inducement or recruitment.

9.4	For the purposes of this Agreement, “potential customer” or “potential client” shall be defined as those entities for which Executive has had access to Confidential Information during his Employment, and “customer” or “client” shall be defined as those entities with which any member of the Company Group has conducted any business during the twelve (12) month period prior to termination of the Employment. For the purposes of this Agreement, “product” shall mean any product sold by any member of the Company Group at any time within the one (1) year period preceding termination of Executive’s Employment and “services” shall mean activities performed by any member of the Company Group at any time within the one (1) year period preceding termination of Executive’s Employment.

9.5	Executive acknowledges and agrees that the restrictive covenants contained herein are reasonable in time, territory and scope, and in all other respects. If a Tribunal determines that any of the restrictions set forth in this Section 9 are unreasonably broad or otherwise unenforceable under applicable law, then (i) such determination shall be binding only within the geographical jurisdiction of the Tribunal, and (ii) the restriction will not be terminated or rendered unenforceable, but instead will be blue penciled or reformed (solely for enforcement within the geographic jurisdiction of the Tribunal) to the minimum extent required to render it enforceable.

10.	CHANGE OF CONTROL

10.1	Special Severance Benefits.

(a)	If, during the specific time periods listed in subparagraph (b), the Employment is terminated by any of the specific events listed there, then the Executive will be entitled to the following benefits:

(i)	The Company shall pay to the Executive an amount equal to one times the sum of (A) the highest Base Salary in effect (i) during the 12 months immediately prior to the Termination Date or (ii) during the Employment, if the Employment has lasted less than 12 months plus (B) the average annual bonus earned by the Executive for the most recent two (2) fiscal years ending prior to the Termination Date, such amount to be paid in cash or immediately-available funds in a lump sum on the 60th day following the Termination Date.

(ii)	The continuation of insurance and other benefits set forth in Section 6.2 shall be extended by an additional 12 months.

(iii)	The amount payable under subparagraph (i) is in addition to any severance payments due to Executive under the provisions of Section 6.1 as a result of such termination of Employment, and the continuation of insurance and other benefits under subparagraph (ii) is in addition to the continuation of benefits under the provisions of Section 6.2 as a result of such termination of Employment.

(b)	The specific termination events and time periods in which the Executive will be entitled to the special severance benefits under Section 10.1(a)(i) above are as follows:

(i)	the Executive’s Employment is terminated by the Company, for any reason other than Cause, at any time during the period beginning on the Change of Control date and ending on the date two (2) years after the Change of Control date; or

(ii)	the Executive Resigns for Good Reason at any time during the period beginning on the Change of Control date and ending on the date two (2) years after the Change of Control date.

(c)	In addition, all restricted stock, stock option or other equity compensation awards granted by the Company that were unvested immediately prior to the Change of Control date shall become fully vested as of the Change of Control date. The provisions of this Section 10.1(c) shall control except to the extent that the provisions of the applicable restricted stock, stock option or other equity award are more favorable.

(d)	As a condition to providing the Executive with the special severance benefits under Sections 10.1(a)(i) and (ii), the Company will require the Executive to first execute a release consistent with the requirements of Section 6.1(b).

10.2	A Change of Control shall occur when:

(a)	Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section, the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, or (iv) any acquisition pursuant to a transaction that complies with Sections 10.2(c)(A), (B) and (C).

(b)	Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)	There is consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)	The stockholders of the Company approve a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, if it is determined that a payment hereunder is subject to the requirements of Section 409A, the Company will not be deemed to have undergone a Change of Control unless the Company is deemed to have undergone a “change in control event” pursuant to the definition of such term in Section 409A.

11.	CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY

11.1	Anything in this Agreement to the contrary notwithstanding in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive upon a Change of Control, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Gross-Up Payment shall be paid to the Executive no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the tax payment to the appropriate taxing authority.

11.2	Subject to the provisions of this Section, all determinations required to be made hereunder, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by an independent accounting firm selected by the Company from among the four (4) largest accounting firms in the United States or any nationally recognized financial planning and benefits consulting company (the “Accounting Firm”) (at the sole expense of the Company), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the date of termination of the Executive’s employment under this Agreement, if applicable, or such earlier time as is requested by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Accounting Firm shall furnish the Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm shall be binding upon the Company and the Executive, absent manifest error. As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that Gross-Up Payments may be miscalculated and may not cover the full amount of Excise Taxes due (an “Underpayment”) consistent with the calculations required to be made hereunder. If the Company exhausts its remedies pursuant hereto and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

12.	COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code (hereinafter referred to as “Section 409A”). This Agreement shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A shall have no force and effect until amended to comply with Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event any payment or benefit hereunder is determined to constitute nonqualified deferred compensation subject to Section 409A, then to the extent necessary to comply with Section 409A, such payment or benefit shall not be made, provided or commenced until six months after Executive’s Termination Date. Lump sum payments will be made, without interest, as soon as administratively practicable following the six-month delay. Any installments otherwise due during the six-month delay will be paid in a lump sum, without interest, as soon as administratively practicable following the six-month delay, and the remaining installments will be paid in accordance with the original schedule. For purposes of Section 409A, the right to a series of installment payments shall be treated as a right to a series of separate payments. Each separate payment in the series of separate payments shall be analyzed separately for purposes of determining whether such payment is subject to, or exempt from compliance with, the requirements of Section 409A.

13.	EMPLOYEE HANDBOOKS, ETC. From time to time, the Company may, in its discretion, establish, maintain and distribute employee manuals or handbooks or personnel policy manuals, and officers or other representatives of the Company may make written or oral statements relating to personnel policies and procedures. The Executive will adhere to and follow all rules, regulations, and policies of the Company set forth in such manuals, handbooks, or statements as they now exist or may later be amended or modified. Such manuals, handbooks and statements do not constitute a part of this Agreement nor a separate contract, and shall not be deemed as amending this Agreement or as creating any binding obligation on the part of the Company, but are intended only for general guidance.

14.	OTHER PROVISIONS

14.1	This Agreement shall inure to the benefit of and be binding upon (i) the Company and its successors and assigns and (ii) the Executive and the Executive’s heirs and legal representatives, except that the Executive’s duties and responsibilities under this Agreement are of a personal nature and will not be assignable or delegable in whole or in part without the Company’s prior written consent.

14.2	All notices and statements with respect to this Agreement must be in writing and shall be delivered by certified mail return receipt requested; hand delivery with written acknowledgment of receipt; or overnight courier with delivery-tracking capability. Notices to the Company shall be addressed to the Company’s chief executive officer or chief financial or accounting officer at the Company’s then-current headquarters offices. Notices to the Executive may be delivered to the Executive in person or to the Executive’s then-current home address as indicated on the Executive’s pay stubs or, if no address is so indicated, as set forth in the Company’s payroll records. A party may change its address for notice by the giving of notice thereof in the manner hereinabove provided.

14.3	If the Executive Resigns for Good Reason because of (i) the Company’s failure to pay the Executive on a timely basis the amounts to which he is entitled under this Agreement or (ii) any other breach of this Agreement by the Company, then the Company shall pay all amounts and damages to which the Executive may be entitled as a result of such failure or breach, including interest thereon at the maximum non-usurious rate and all reasonable legal fees and expenses and other costs incurred by the Executive to enforce the Executive’s rights hereunder and the Executive will be relieved of all obligations under Section 9 (noncompetition).

14.4	This Agreement amends and restates in its entirety the Employment Agreement between the parties dated as of April 1, 2010. This Agreement sets forth the entire present agreement of the parties concerning the subjects covered herein except for any equity incentive award agreements between the Company and the Executive. There are no promises, understandings, representations, or warranties of any kind concerning those subjects except as expressly set forth herein or therein.

14.5	Any modification of this Agreement must be in writing and signed upon the express consent of all parties. Any attempt to modify this Agreement, orally or in writing, not executed by all parties will be void.

14.6	If any provision of this Agreement, or its application to anyone or under any circumstances, is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability will not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and will not invalidate or render unenforceable such provision or application in any other jurisdiction.

14.7	This Agreement will be governed and interpreted under the laws of the State of North Carolina.

14.8	No failure on the part of any party to enforce any provisions of this Agreement will act as a waiver of the right to enforce that provision.

14.9	Termination of the Employment, with or without Cause, will not affect the continued enforceability of this Agreement.

14.10	In the event that the Executive incurs any attorneys’ fees in protecting or enforcing his rights under this Agreement or under any employee benefit plans or programs sponsored by the Company in which the Executive is a participant, the Company shall reimburse the Executive for such reasonable attorneys’ fees and for any other reasonable expenses related thereto. Such reimbursement shall be made within thirty (30) days following final resolution of the dispute or occurrence giving rise to such fees and expenses. In no event shall the Executive be entitled to receive the benefits provided for in this Section 14.10 in the event his Employment is terminated by the Company for Cause.

14.11	Section headings are for convenience only and shall not define or limit the provisions of this Agreement.

14.12	This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. A copy of this Agreement manually signed by one party and transmitted to the other party by FAX or in image form via email shall be deemed to have been executed and delivered by the signing party as though an original. A photocopy of this Agreement shall be effective as an original for all purposes.

By signing this Agreement, the Executive acknowledges that the Executive (1) has read and understood the entire Agreement; (2) has received a copy of it; (3) has had the opportunity to ask questions and consult counsel or other advisors about its terms; and (4) agrees to be bound by it.

Executed and effective as of the date first written above.

Primo Water Corporation		Executive

By:	/s/ Mark Castaneda	/s/ Billy D. Prim
Name:	Mark Castaneda	Billy D. Prim
Title:	Chief Financial Officer

Exhibit A

Office	Winston Salem, NC

Position	Chairman and CEO

Base Salary	$400,000*

*Base Salary shall be subject to an annual automatic cost of living increase effective each January 1 during the period of Employment determined by multiplying the most recent Base Salary times a fraction (not less than one) whose numerator shall be the Consumer Price Index (the “CPI”) [All Urban Consumers, South Region Average (1982-84 = 100); All Items, Bureau of Labor Statistics of The United States Department of Labor], for the month of November next preceding the applicable January 1, and whose denominator shall be the CPI for the month of November for the immediately preceding year.  If the quotient obtained in the foregoing fraction shall be a number less than one, the Base Salary shall not be decreased.  In the event (i) the CPI ceases to use the 1982-84 average of 100 as the base of calculation, or (ii) a substantial change is made in the quality or quantity of the items utilized in determining the CPI, or (iii) the publishing of the CPI shall be discontinued for any reason, the United States Department of Labor shall be requested to furnish a new index comparable to the CPI, together with the information which will make possible the conversion of such new index to replace the CPI for the purposes of computing the Base Salary as provided for herein.  If for any reason the United States Department of Labor does not furnish such an index and information, the parties hereto shall thereafter accept and use, as determined by the Board, such other index or comparable statistics to measure the cost of living as shall be computed and published by (i) an agency of the United States Government, (ii) a reasonable financial periodical or (iii) a recognized authority mutually selected by the Company and the Executive.